EXHIBIT 99.1

Modification to Robert J. Millstone Employment Agreement

Dear Rob,

The following will modify your employment agreement dated September 7, 2004, as follows:

1)	Starting April 1, 2007 and through termination of this agreement, your job title will be changed to Advisor to the CEO. You shall cease to be an Executive Officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, but shall continue to be an officer for purposes of coverage under the Company’s Directors’ and Officers’ Liability Insurance.

2)	Your actual employment will end on January 3, 2009.

3)	You will be paid $8,500 per month (less applicable taxes) from April 2007 through December 2008. (The pay will be $3,923.08 less taxes, on a bi-weekly basis.)

4)	The following unvested options will continue to vest in accordance with the original grants. The stock options are:

a.	25,000 shares that vest 9/7/07

b.	25,000 shares that vest 9/7/08

c.	5,000 shares that vest 1/3/08

d.	5,000 shares that vest 1/3/09

The right to exercise your vested options (including those listed above and those already otherwise vested) shall continue through the term of this agreement and for 90 days thereafter.

The following unvested restricted stock shall continue to vest in accordance with the original grants. The restricted shares are:

a.	799 shares that vest 12/31/07

b.	799 shares that vest 12/31/08

5)	The 14,700 options granted on 1/3/07 will be forfeited.

6)	No bonus payments will be made to you throughout the remainder of your employment.

7)	Under this agreement it is not required that you live in the Tampa area. You shall not be obligated to work a specific number hours per week, but shall respond to reasonable requests for advice and counsel. In this regard, you may keep your Blackberry and will be reimbursed any ordinary and necessary business expenses pre-approved by me.

8)	The provisions of the employment letter of September 7, 2004, relating to long-term disability shall be superseded by this agreement.

9)	All of the provisions of the employment letter dated September 7, 2004 shall remain in force except as modified above.

/s/ Dennis R. Copeland	03/29/07
Quality Distribution	Date

/s/ Robert J. Millstone	03/28/07
Robert J Millstone	Date